Exhibit 5.2

October 16, 2017

M.D.C. Holdings, Inc.

4350 South Monaco Street

Suite 500

Denver, Colorado 80237

Re:	M.D.C. Holdings, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Maryland counsel and special Virginia counsel to M.D.C. Holdings, Inc., a Delaware corporation (the “Company”), Richmond American Homes of Maryland, Inc., a Maryland corporation (the “Maryland Subsidiary Guarantor”), and Richmond American Homes of Virginia, Inc., a Virginia corporation (the “Virginia Subsidiary Guarantor” and, together with the Maryland Subsidiary Guarantor, the “Subsidiary Guarantors”), in connection with the issuance and sale by the Company of $150,000,000 aggregate principal amount of the Company’s 6.000% Senior Notes due 2043 (the “Notes”), which have been guaranteed (the “Guarantees”) by certain of the Company’s subsidiaries, including the Subsidiary Guarantors, pursuant to the prospectus supplement dated October 11, 2017 (the “Prospectus Supplement”), supplementing the prospectus dated June 21, 2016 (together with the Prospectus Supplement, the “Prospectus”) that forms a part of the Company’s registration statement on Form S-3 (Reg. No. 333-212146) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on June 21, 2016.

For the purposes of the opinions expressed herein, we have examined originals or copies of the following documents:

(i)	the charter and the bylaws of the Maryland Subsidiary Guarantor, as each is currently in effect, certified as of a recent date by an officer of the Maryland Subsidiary Guarantor;

(ii)	the charter and the bylaws of the Virginia Subsidiary Guarantor, as each is currently in effect, certified as of a recent date by an officer of the Virginia Subsidiary Guarantor;

(iii)

resolutions adopted by the board of directors of each of the Subsidiary Guarantors authorizing the Guarantee to be entered into by the applicable Subsidiary Guarantor, in each case certified as of a recent date by an officer of the applicable Subsidiary Guarantor;

M.D.C. Holdings, Inc. October 16, 2017 Page 2

(iv)

the Indenture, dated as of December 3, 2002, between the Company and U.S. Bank National Association, as Trustee, and the Supplemental Indenture, dated as of January 10, 2013 (the “Supplemental Indenture”), pursuant to which the Notes will be issued, including the form of the Notes attached thereto;

(v)	the Prospectus, except that we have not examined the documents incorporated by reference therein or otherwise deemed to be a part thereof;

(vi)	such other records of the corporate proceedings of each of the Subsidiary Guarantors that we considered necessary or appropriate for the purpose of this opinion letter;

(vii)

such other certificates and assurances from public officials, officers and representatives of each of the Subsidiary Guarantors that we considered necessary or appropriate for the purpose of this opinion letter; and

(viii)	such other documents that we considered necessary or appropriate for the purpose of this opinion letter.

We have also examined such applicable provisions of Maryland and Virginia law as we have considered necessary for the purposes of the opinions expressed herein.

In giving the opinions set forth herein, we have assumed that (i) all documents submitted to us as originals are authentic, (ii) all documents submitted to us as certified or photostatic copies conform to the original documents, (iii) all signatures on all documents submitted to us for examination are genuine, (iv) all natural persons who executed any of the documents that were reviewed or relied on by us had legal capacity at the time of such execution and (v) all public records reviewed by us or on our behalf are accurate and complete.

Based upon our examination and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

1.	The Maryland Subsidiary Guarantor is validly existing as a corporation in good standing under the laws of the State of Maryland.

2.	The Supplemental Indenture has been duly authorized and validly executed by the Maryland Guarantor.

3.	The Virginia Subsidiary Guarantor is validly existing as a corporation in good standing under the laws of the Commonwealth of Virginia.

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4.	The Supplemental Indenture has been duly authorized and validly executed by the Virginia Guarantor.

5.

When (a) the Notes in the form attached to the Supplemental Indenture have been issued, executed and delivered by the Company to the Trustee for authentication in accordance with the Indenture, together with the Guarantees in the form attached to the form of Note, executed and delivered by the Subsidiary Guarantors, among others, and the Notes have been authenticated and delivered by the Trustee in accordance with the Indenture, and (b) the Notes have been paid for as contemplated and described in the Prospectus, the Guarantees provided by each of the Subsidiary Guarantors will be duly authorized by the applicable Subsidiary Guarantor.

We have relied as to certain factual matters on information obtained from public officials and officers of the Subsidiary Guarantors. In giving our opinions set forth in numbered opinion paragraphs 1 and 3 above, our opinions are based solely on good standing certificates issued by the State Departments of Assessments and Taxation of the State of Maryland on October 13, 2017, with respect to the Maryland Subsidiary Guarantor and the State Corporation Commission of the Commonwealth of Virginia on October 13, 2017, with respect to the Virginia Subsidiary Guarantor.

We express no opinion with respect to the laws of, or the effect or applicability of the laws of, any jurisdiction other than the statutory laws of the State of Maryland and the Commonwealth of Virginia, except that we express no opinion with respect to the blue sky or other securities laws of either jurisdiction. The opinions expressed herein are limited to the matters set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus and to the filing of this letter as an exhibit to the Company’s Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

Miles & Stockbridge P.C.

By:   /s/ J.W. Thompson Webb

      Principal